Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Stockholder Approval of Acquisition by Consortium Led by Robert A. Ortenzio, Martin F. Jackson, and WCAS

MECHANICSBURG, PENNSYLVANIA, June 26, 2026 -- Select Medical Holdings Corporation (NYSE: SEM) (“Select Medical,” “we,” “us,” or “our”) confirmed today that its previously announced Agreement and Plan of Merger (the “Merger Agreement,” and the transaction contemplated thereby, the “Merger”) with an entity affiliated with a consortium led by Robert A. Ortenzio, Executive Chairman, Co-Founder and Director of Select Medical, Martin F. Jackson, Senior Executive Vice President of Strategic Finance and Operations of Select Medical, and Welsh, Carson, Anderson & Stowe (“WCAS” and, together with Mr. Ortenzio and Mr. Jackson, the “Consortium”) was approved at a special meeting of Select Medical’s stockholders (the “Special Meeting”) on June 26, 2026. The closing of the Merger remains subject to the terms and conditions of the Merger Agreement, as described more in detail in the Definitive Proxy Statement on Schedule 14A (the “Definitive Proxy Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 19, 2026. Subject to those terms and conditions, Select Medical expects that the closing of the Merger will occur mid-2026.

Approximately 82.54% of Select Medical’s outstanding shares were voted at the Special Meeting, and the Merger was approved by over 79.88% of Select Medical’s outstanding shares and over 76.64% of the outstanding shares held by stockholders unaffiliated with the Consortium. Select Medical will file the final voting results in a Current Report on Form 8-K with the SEC.

Advisors

J.P. Morgan and Wells Fargo are serving as joint lead arrangers and joint lead bookrunners in connection with the committed debt financing of the Consortium. Goldman Sachs is serving as the exclusive financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to the Special Committee of disinterested and independent directors of the Board of Directors of the Company. Dechert LLP is serving as legal counsel to Select Medical. Wells Fargo and J.P. Morgan are serving as financial advisors, and Cravath, Swaine & Moore LLP is serving as legal counsel to the Consortium. Barclays is serving as financial advisor, and Ropes & Gray LLP is serving as legal counsel to WCAS. Paul Hastings LLP is serving as legal counsel to the debt financing sources.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, and the outpatient rehabilitation segment. As of March 31, 2026, Select Medical operated 103 critical illness recovery hospitals in 28 states, 41 rehabilitation hospitals in 15 states, and 1,912 outpatient rehabilitation clinics in 37 states and the District of Columbia. At March 31, 2026, Select Medical had operations in 38 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

About WCAS

WCAS is a leading U.S. private equity firm focused on two target industries: technology and healthcare. Since its founding in 1979, the firm’s strategy has been to partner with outstanding management teams and build value for its investors through a combination of operational improvements, growth initiatives, and strategic acquisitions. The firm has raised and managed funds totaling over $33 billion of committed capital. For more information, please visit www.wcas.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to Select Medical’s plans, goals, intentions, strategies, financial outlook, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of Select Medical’s control. Forward-looking statements are not guarantees of future performance and you should not place undue reliance on Select Medical’s forward-looking statements. Forward-looking statements involve significant known and unknown risks and uncertainties that may cause Select Medical’s actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. There is no assurance that the proposed Merger will be consummated, and there are a number of risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including, without limitation: (1) the inability to consummate the proposed Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain any required regulatory approvals for the proposed Merger or the failure to satisfy the other conditions to the consummation of the proposed Merger; (2) the risk that the proposed Merger disrupts Select Medical’s current plans and operations or diverts management’s attention from its ongoing business; (3) the effect of the announcement of the proposed Merger and results of the Special Meeting on the ability of Select Medical to retain and hire key personnel and maintain relationships with those with whom it does business; (4) the effect of the announcement or pendency of the proposed Merger on Select Medical’s operating results and business generally; (5) the significant costs, fees and expenses related to the proposed Merger; (6) the risk that Select Medical’s stock price may decline significantly if the proposed Merger is not consummated; (7) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the proposed Merger and instituted against Select Medical and/or their respective directors, executive officers or other related persons; (8) other risks that could affect Select Medical’s business, financial condition or results of operations, including those set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent filings; and (9) other risks to the consummation of the proposed Merger. Additional information concerning these and other factors can be found in Select Medical’s filings with the SEC, including Select Medical’s most recent annual report on Form 10-K. Select Medical does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media inquiries:

Shelly Eckenroth

Senior Vice President, Chief Communications Marketing & Branding Officer

717-920-4035

seckenroth@selectmedical.com

Investor inquiries:

Robert S. Kido

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

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